Exhibit 99.1
Dendreon Reports Fourth Quarter and 2010 Year End Financial Results
Conference Call to be Hosted March 1, 2011 at 4:30 p.m. ET
SEATTLE, March 1, 2011 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the year and quarter ended December 31, 2010. Revenue for the year ended December 31, 2010 was $48.1 million compared to $0.1 million for the year ended December 31, 2009. Revenue for the fourth quarter of 2010 was $25.0 million compared to $21,000 for the quarter ended December 31, 2009.
The net loss for the year ended December 31, 2010 was $439.5 million, or $3.18 per share, compared to $220.2 million, or $2.04 per share for the year ended December 31, 2009. This loss in 2010 includes a non-cash fair value adjustment of $142.6 million or $1.03 per share associated with a change in the fair value of our warrants, compared with a non-cash fair value adjustment of $118.8 million, or $1.10 per share for the year ended December 31, 2009. The size of this re-measurement is directly related to the price increase our common stock experienced this year. Net loss in the fourth quarter of 2010 was $91.8 million or $0.64 per share, compared to a net loss of $32.5 million, or $0.28 per share, for the same period in 2009. Dendreon’s total operating expenses for the year ended December 31, 2010 were $311.7 million compared to $100.1 million in 2009.
As of December 31, 2010, Dendreon had approximately $277.3 million in cash, cash equivalents, and short-term and long-term investments compared to $606.4 million as of December 31, 2009 (excluding the $607.3 million raised in January 2011).
Recent Highlights:
•	Raised net proceeds of $607.3 million through an offering of convertible senior notes to support U.S. commercialization and advance European regulatory and manufacturing plans

•	Submitted a post-approval supplement for PROVENGE® (sipuleucel-T) requesting licensure of 36 additional work stations to manufacture PROVENGE in the New Jersey facility

•	Submitted a post-approval supplement on February 28, 2011 for PROVENGE requesting licensure of 36 work stations in the Los Angeles facility to manufacture PROVENGE

•	Announced plans to seek European marketing authorization for PROVENGE with an anticipated filing by end of 2011/early 2012

•	Secured acceptance from the U.S. Food and Drug Administration for the Investigational New Drug application for DN24-02 for the treatment of invasive bladder cancer and expect to begin enrolling patients in the second half of 2011

“In 2010, we began to establish PROVENGE as the foundation of care,” said Mitchell H. Gold, M.D., president and chief executive officer. “As we look to 2011, it will be a year of both execution and a year of growth for Dendreon, all of which is designed with a single goal in mind: to help patients with cancer live longer and live better lives.”
Conference Call Information
Dendreon will host a conference call on March 1, 2011 at 4:30 p.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 42044580. The call will also be audio webcast and will be available from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-800-642-1687 or +1-706-645-9291 for international callers; the conference ID number is 42044580. The replay will be available from 7:30 p.m. ET on Tuesday, March 1, until 11:59 p.m. ET on Saturday, May 7. In addition, the webcast will be archived for on-demand listening for 30 days at http://www.dendreon.com.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.
This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including progress on the commercialization efforts for PROVENGE. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.
Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com
Susan Specht
Director, Investor Relations
206-455-2220
sspecht@dendreon.com

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$25,007	$21	$48,057	$101
Cost of revenue	13,395	—	28,520	—

Gross profit	11,612	21	19,537	101

Operating expenses:
Research and development	12,243	19,974	75,941	61,586
Selling, general and administrative	85,710	16,430	235,760	38,556

Total operating expenses	97,953	36,404	311,701	100,142

Loss from operations	(86,341)	(36,383)	(292,164)	(100,041)
Interest income	197	239	1,144	964
Interest expense	(973)	(390)	(1,588)	(2,321)
Loss on debt conversion	(4,716)	—	(4,716)	—
(Loss) gain from valuation of warrant liability	—	4,025	(142,567)	(118,763)

Net loss before income tax benefit	(91,833)	(32,509)	(439,891)	(220,161)
Income tax benefit	—	—	411	—

Net loss	($91,833)	($32,509)	($439,480)	($220,161)

Basic and diluted net loss per share	($0.64)	($0.28)	($3.18)	($2.04)

Shares used in computation of basic and diluted net loss per share	142,571	116,814	138,206	108,050

	December 31,	December 31,
	2010	2009
Balance Sheet Data:
Cash and cash equivalents	$132,995	$409,829
Short-term investments	121,796	167,116
Long-term investments	22,505	29,441
Trade accounts receivable	12,679	—
Prepaid antigen costs	17,656	18,975
Inventory	30,928	1,882
Total assets	603,953	735,415
Warrant liability	—	132,953
Convertible senior subordinated notes	27,685	52,535
Total stockholders’ equity	492,774	503,564